Exhibit 99.1

For further information contact: Joseph B. Zanco, President and CEO (337) 948-3033

Release Date:	October 8, 2021

CATALYST BANCORP, INC.

ANNOUNCES EXPECTED CONVERSION CLOSING DATE AND

STOCK OFFERING RESULTS

Opelousas, Louisiana, October 8, 2021 – Catalyst Bancorp, Inc. (the “Company”), the proposed holding company for St. Landry Homestead Federal Savings Bank, a federally-chartered mutual savings bank headquartered in Opelousas, Louisiana (the “Bank”), announced today that, subject to the satisfaction of customary closing conditions, it intends to close the mutual-to-stock conversion of the Bank and the related stock offering of the Company on Tuesday, October 12, 2021, at which time the Company will become the holding company of the Bank.  The shares of common stock sold in the offering are expected to begin trading on the Nasdaq Capital Market on Wednesday, October 13, 2021 under the ticker symbol “CLST.”

The Company expects to sell 5,290,000 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $52.9 million. Eligible depositors of the Bank (i.e., those depositors having a qualifying deposit as of December 31, 2019, June 30, 2021 or July 30, 2021), who subscribed for shares in the subscription offering will have all valid orders filled in full.  All valid orders submitted in the subscription offering will be filled in accordance with the purchase limits and procedures described in the prospectus and as set forth in the Bank’s Plan of Conversion.  The community offering was oversubscribed. Valid offers submitted in the community offering by “preferred subscribers” (natural persons, including trusts of natural persons, residing in St. Landry, Acadia, Lafayette, St. Martin, Pointe Coupée, Avoyelles and Evangeline Parishes in Louisiana) will have their orders filled in full, while other members of the general public who submitted valid orders in the community offering will be subject to the allocation procedures and limits described in the prospectus and as set forth in the Plan of Conversion. If any subscriber would like to confirm his/her allocation prior to the closing of the offering, contact the stock information center at (844) 303-2265 from 10:00 a.m. until 4:00 p.m., Central Time. The Bank and Stock Information Center will be closed Monday, October 11, 2021, in recognition of the Columbus Day holiday.

Direct Registration Statements reflecting the shares purchased in the subscription offering and community offering and refund checks for any subscribers not receiving all or part of shares ordered (with interest) are expected to be mailed on or about October 13, 2021.

Piper Sandler & Co. is the Company’s selling agent in the offering. Silver, Freedman, Taff & Tiernan LLP is serving as legal counsel to the Company and the Bank. Luse Gorman, PC is serving as legal counsel to Piper Sandler & Co.

St. Landry Homestead Federal Savings Bank

St. Landry Homestead Federal Savings Bank is headquartered in Opelousas, Louisiana. At June 30, 2021, the Bank had total assets of $238.6 million, deposit accounts of $177.9 million and equity of $50.7 million.

Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, the effects of the COVID-19 pandemic, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Catalyst Bancorp, Inc. and St. Landry Homestead Federal Savings Bank, changes in the securities markets, and other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at the SEC’s website, www.SEC.gov. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

This release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.